Exhibit 10.1

Green Dragon Wood Products, Inc.

Unit 312, 3rd Floor, New East Ocean Center

9 Museum Road

Kowloon K3 NONE

January 24, 2017

 Zeecol Limited

57 A Nayland Street

Christchurch 8081

Sumner, New Zealand

Attention: William Mook

Re: Amended and Restated Letter of Intent for the Acquisition/ Reverse Takeover transaction (“Transaction”)

Dear William,

This letter shall serve as an amendment and restatement (“Amendment 2”) to our Letter of Intent dated November 16, 2016, as amended on December 28, 2016, to move the closing of the Transaction to a date prior to, rather than after, the contemplated reverse split, and to adjust certain numbers throughout on a pro-rata basis.

1)	Acquisition. Green Dragon Wood Products, Inc. (“Green Dragon”) will acquire 100% of the issued and outstanding capital stock of Zeecol Limited (“Zeecol”) from its current shareholder(s), and in exchange, Green Dragon shall take the actions set forth below. Both Green Dragon and Zeecol shall hereinafter be referred to as “the Parties).

o	For the benefit of this Transaction, Green Dragon’s CEO Kwok Leung “Stephen” Lee (“Mr. Lee”) shall return 20,120,000 shares of common stock (“Common Shares”) held in his name to Green Dragon’s authorized capital;

o	Green Dragon shall deliver 116,561,667 new shares of the Company’s common stock (“the Common Shares”) from Green Dragon’s authorized share reserve to the Zeecol shareholders, which will result in the Zeecol shareholders owning 97% of the issued and outstanding Common Shares of Green Dragon;

o	Green Dragon’s director Stephen Lee shall serve on the Board of Zeecol Pubco for a minimum of 90 days;

o	The Series A Preferred of Green Dragon certificate of designation will be amended to become convertible (“Series-A CP”), and at the end of a 6 month period from the date of closing, Me. Lee will have the option:

*	to convert the Series-A CP into the agreed upon number of common shares (in which case, the Green Dragon assets and business will remain with Zeecol Pubco);

OR

*	to redeem the Series-A CP in exchange for the existing Green Dragon business.

*	Similarly, Zeecol Pubco can have the option to cause Mr. Lee to redeem the Series-A CP and Mr. Lee would assume the debts of the existing Green Dragon business, including any personal bank guaranty that may exist, in exchange for the existing Green Dragon business.

o

It is further understood that as soon as practicable after the Company files all of its missed SEC filings (as discussed in Section 6 hereto), the Company will reverse split its issued and outstanding common stock on a 2 for 1 basis.

2)	As consideration, Zeecol shall deliver the following:

a)	$12,500 initial installment to Green Dragon’s counsel (as directed by Green Dragon) for preparing filings to bring Green Dragon current with the SEC, with a commitment to pay a second installment in that amount within 30 days, and a $25,000 payment at closing (total payments of $50,000) which the Parties acknowledge has been paid;

b)	$10,000 initial payment towards the audit (as directed by Green Dragon) with a commitment to pay a second installment in that amount within 30 days, which the Parties acknowledge has been paid;

c)	Subsequent payments shall be made as required by counsel and auditor; and

d)	Unless the Acquisition is terminated for any reason, the financial responsibility for keeping Zeecol Pubco current in its SEC and state filings shall be shifted from Green Dragon to Zeecol Limited upon entering into this LOI.

3)	Closing. The closing of the Transaction shall occur on or as soon as practicable after the Company files all of its missed SEC filings (the “Closing Date”).

Thank you very much for your kind understanding and warm support. I will greatly appreciate if you can accept our request by signing below.

Sincere yours,

GREEN DRAGON WOOD PRODUCTS, INC.

By:	/s/ Stephen Lee
Stephen Lee, Chief Executive Officer

ZEECOL LIMITED

/s/ William Mook
William Mook